SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to file Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 000-20739

                              Eagle BancGroup, Inc.
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             (Exact name of Registrant as specified in its charter)

         301 Fairway Drive, Bloomington, Illinois  61701, (309) 663-6345
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $0.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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     (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) or designate the appropriate rule provision(s) relied upon the terminate or suspend duly by file reports:

Rule 12g-4(a)(1)(i)   [X]           Rule 12h-3(b)(1)(i)   [X]
Rule 12g-4(a)(1)(ii)  [ ]           Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)   [ ]           Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]           Rule 12h-3(b)(2)(ii)  [ ]
                      [ ]           Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: one (1)

     Pursuant to the requirements of the Securities Exchange Act of 1934 Eagle BancGroup, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 3, 1999             By:     /s/  Douglas C. Mills
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                                        Douglas C. Mills
                                        Chairman of the Board and President